UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2004

AMIS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-50397	51-0309588
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 BUCKSKIN ROAD, POCATELLO, IDAHO	83201
(Address of Principal Executive Offices)	(Zip Code)

(208) 233-4690

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 1, 2005 the Compensation Committee of the Board of Directors of AMIS Holdings, Inc. reviewed performance under the Company’s Key Manager Incentive Plan for fiscal year 2004 and approved the payment of bonus awards as follows:

Christine King, President, Chief Executive Officer	$500,000
David A. Henry, Senior Vice President, Chief Financial Officer	$100,000
Walter Mattheus, Senior Vice President, Chief Operating Officer	$204,120	*
Jon Stoner, Senior Vice President, Chief Technical Officer	$88,000
Charlie Lesko, Senior Vice President, Worldwide Sales & Marketing	$64,800

*	Mr. Mattheus’ bonus amount is shown in U.S. dollars, but was partially paid in Euros.

The Board of Directors also increased Mr. Stoner’s annual base salary amount to $210,000 for fiscal year 2005 and awarded him a one-time bonus of $20,181.63 for his work in closing the Company’s previously announced acquisition of the assets of Dspfactory Ltd.

On October 28, 2004 and January 27, 2005, the Company paid Mr. Lesko bonus amounts of $19,822.45 and $21,962.70 under the Company’s Sales Incentive Plan for the third and fourth quarters of fiscal year 2004, respectively.

On October 1, 2004, the Compensation Committee of the Company’s Board of Directors granted Ms. King a non-qualified stock option under the Company’s 2000 Equity Incentive Plan to purchase 232,933 shares of the Company’s common stock at an exercise price of $14.13 per share pursuant to the terms of her employment agreement. On October 27, 2004 the Compensation Committee of the Company’s Board of Directors granted Ms. King an additional non-qualified stock option under the Company’s 2000 Plan to purchase 50,000 shares of the Company’s common stock at an exercise price of $14.89 per share. These options were granted pursuant to the form of option agreement attached as an exhibit to this current report on Form 8-K and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits
10.1	Form of 2000 Equity Incentive Plan Stock Option Agreement

SIGNATURES
EXHIBIT 10.1

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMIS HOLDINGS, INC.
Date: February 7, 2005	By:	/s/ David Henry
	Name:	David Henry
	Title:	Senior Vice President and Chief Financial Officer